Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CNX GAS CORPORATION

CNX GAS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is CNX Gas Corporation. The Corporation was originally incorporated under the name “CNX Gas Corporation” and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 2005.

2. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly adopted by the Board of Directors and the sole stockholder of the Corporation.

3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Certificate of Incorporation restates and integrates and amends the provisions of the Certificate of Incorporation of this Corporation.

The text of this Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I

Name

The name of the corporation (hereinafter referred to as the “Corporation”) is CNX Gas Corporation.

ARTICLE II

Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purpose

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be incorporated under the General Corporation Law of the State of Delaware, as from time to time in effect (the “DGCL”).

ARTICLE IV

Capital Stock

Section 1. Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is two hundred five million (205,000,000) shares, consisting of: (1) two hundred million (200,000,000) shares of Common Stock, par value $.01 per share (the “Common Stock”); and (2) five million (5,000,000) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

Section 2. Designation of Preferred Stock Terms. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the DGCL (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding) in the manner permitted by law;

(c) the rights in respect of any dividends (or method of determining the dividends), if any, payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

(d) whether dividends, if any, shall be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall cumulate;

(e) if the shares of such series may be redeemed by the Corporation, the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the Corporation or of another corporation or other entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise;

(f) the amount, if any, payable out of the assets of the Corporation to the holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(g) provisions, if any, for the conversion or exchange of the shares of such series, at any time or times, at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same class of Stock of the Corporation or into any other security of the Corporation, or into the stock or other securities of any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which such conversion or exchange may be made;

(h) restrictions on the issuance of shares of the same series or of any other class or series of Stock of the Corporation, if any;

(i) the voting rights and powers, if any, of the holders of shares of the series; and

(j) such other powers, privileges, preferences and rights, and qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

Section 3. Dividends.

Subject to provisions of law and the preferences of any series of Preferred Stock and of any other stock ranking prior to the Common Stock as to the payment of dividends, the holders of the Common Stock shall be entitled to receive dividends at such time and in such amounts as may be determined by the Board of Directors and declared out of any funds lawfully available therefor, and shares of Preferred Stock of any series shall not be entitled to share therein except as otherwise expressly provided in the Preferred Stock Designation of such series.

Section 4. For purposes of this Article IV and Articles VI, VII, IX and X:

(a) “Affiliated Company” shall mean in respect of CONSOL Energy, any entity which is controlled by CONSOL Energy, controls CONSOL Energy or is under common control with CONSOL Energy (other than the Corporation and any entity that is controlled by the Corporation), and in respect of the Corporation shall mean any entity controlled by the Corporation.

(b) “beneficially own” shall have the meaning set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended through the date hereof;

(c) “CONSOL Energy” means CONSOL Energy Inc., a Delaware corporation, all successors to CONSOL Energy Inc. by way of merger, consolidation or sale of all or substantially all of its assets;

(d) “corporate opportunities” shall include, but not be limited to, business opportunities which the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation, but for the provisions of Sections 3 and 4 of Article IV, would have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of CONSOL Energy or its employees, agents, officers or directors will be brought into conflict with that of the Corporation.

(e) “Interested Person” in respect of an agreement or transaction shall mean any director, officer or employee of CONSOL Energy and any person who has a financial interest that is material to such person in CONSOL Energy or otherwise has a personal financial interest that is material to such person in such agreement or transaction; provided, however, that no such financial interest shall be considered material by reason of a person’s ownership of securities of CONSOL Energy, if such ownership of securities has been determined in good faith not to be reasonably likely to influence such individual’s decision on behalf of the Corporation or any of its Affiliated Companies in respect of the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) either in the specific instance by, or pursuant to a policy adopted by, the Board of Directors of the Corporation by the affirmative vote of a majority of the members (even though less than a quorum) who are not directors, officers or employees of CONSOL Energy or a committee of the Board of Directors of the Corporation constituted solely of members who are not directors, officers or employees of CONSOL Energy by the affirmative vote of a majority of such committee.

(f) “Operative Date” means the first date on which CONSOL Energy after it beneficially owned one hundred percent (100%) of the outstanding shares of Common Stock has its beneficial ownership of Common Stock decrease to less than fifty percent (50%) of the outstanding shares of Common Stock;

(g) “Person” means any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof;

(h) “Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or business trust, whether voting or non-voting; and

(i) “Subsidiary” means, with respect to the Corporation, any corporation, limited liability company, joint venture or partnership of which the Corporation (1) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests of such entity, or (iii) the capital or profit interests, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the Board of Directors or similar governing body.

ARTICLE V

Bylaws

Bylaws for the Corporation may be adopted, amended, altered or repealed consistent with law and subject to the provisions of this Certificate of Incorporation (including any Preferred Stock Designation), and, once adopted, any Bylaw may be altered and repealed: (i) by the affirmative vote of the holders of not less than sixty six and two-thirds (66 2/3%) of the voting power of the Stock issued and outstanding and entitled to vote thereon; or (ii) by the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors (the “Whole Board”); provided, however, that (a) any adoption, amendment, alteration or repeal of the Bylaws by action of the Board of Directors shall require the affirmative vote of a greater number of the directors if so provided by the Bylaws and (b) from and after the Operative Date, the affirmative vote of at least 80% of the total voting power of the Stock shall be required to amend, alter or repeal Article II, Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.8, 2.11, 2.13, Article III, Sections 3.2, 3.3 and Section 8.1 of the Bylaws.

ARTICLE VI

Stockholder Action

Section 1. Action by Consent In Lieu of a Meeting. Prior to the Operative Date, any action required or permitted to be taken at any annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by the holders of outstanding Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Stock entitled to vote thereon were present and voted. Effective upon and commencing as of the Operative Date, except as otherwise provided pursuant to provisions of this Certificate of Incorporation (including any Preferred Stock Designation) fixing the powers, privileges or rights of any class or series of Stock other than the Common Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

Section 2. Special Meetings. Prior to the Operative Date, except as required by law and subject to the rights of the holders of any class or series of Stock having a preference over the Common Stock as to the payment of dividends or distributions upon liquidation, special meetings of stockholders of the Corporation of any class or series for any purpose or purposes may be called only (i) by the Chairman of the Board of Directors, (ii) by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the Whole Board or (iii) upon the written request of the holders of a majority of the Common Stock filed with the Secretary of the Corporation. Effective upon and commencing as of the Operative Date, special meetings of stockholders of the Corporation of any class or series for any purpose or purposes may be called only (i) by the Chairman of the Board of Directors or (ii) by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the Whole Board and any other power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice of the special meeting shall be transacted at any special meeting.

Section 3. Stockholder Nomination of Director Candidates and Other Stockholder Proposals. Advance notice of stockholder nominations for the election of directors and of any proposal by stockholders of any other action to be taken by the stockholders at a duly called meeting of stockholders shall be given in such manner as shall be provided in the Bylaws of the Corporation; provided, however, that prior to the Operative Date, CONSOL Energy shall not be subject to any advance notice requirement for nominating director candidates or for any other action to be taken by the stockholders.

ARTICLE VII

Board of Directors

Section 1. Number of Directors. The number of directors of the Corporation shall be not less than three (3) nor more than eleven (11), as may be fixed from time to time by resolutions duly adopted by a majority of the Whole Board. Effective upon and commencing as of the Operative Date, the directors of the Corporation shall by resolution divide the Board of Directors into three classes, as nearly equal in member as reasonably possible, as determined by the Board of Directors, with the initial term of office of the first class of such directors to expire at the first annual meeting of stockholders thereafter, the initial term of the second class of such directors to expire at the second annual meeting of stockholders thereafter and the initial term of the third class of such directors to expire at the third annual meeting of stock holders thereafter, with each class of directors to hold office until their successors have been duly elected and qualified or until their earlier resignation or removal. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed the directors whose term expire at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified.

Section 2. Annual Meetings. Elections of members of the Board of Directors shall be held annually at the annual meeting of stockholders and each member of the Board of Directors shall hold office until such director’s successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

Section 3. Written Ballot Not Required. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Section 4. Resignation; Removal and Vacancies. (a) Resignation. Any director may resign at any time upon written notice or notice by electronic transmission to the attention of the Secretary of the Corporation.

(b) Removal and Vacancies. Prior to the Operative Date, (i) any director or the entire Board of Directors may be removed from office with or without cause by the affirmative vote of a majority of the outstanding shares of Common Stock (and any series of Preferred Stock then entitled to vote generally at an election of directors), voting together as a single class and (ii) the vacancy or vacancies created by such removal may be filled by the affirmative vote of a majority of the outstanding shares of Common Stock (and any series of Preferred Stock then entitled to vote generally at an election of directors), voting together as a single class. Effective upon and commencing as of the Operative Date, (i) a director may only be removed from office for cause and by the affirmative vote of the holders of not less than sixty six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of Stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class and (ii) any vacancy occurring on the Board of Directors and any newly created directorship may only be filled by a majority of the remaining directors or by the sole remaining director in office. In the event of the death, resignation, retirement, removal or disqualification of a director during his or her elected term of office, his or her successor shall serve until the next stockholders’ meeting at which directors of such class are elected, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. In addition to any other affirmative vote or written consent required by applicable law, this Section 4(b) may not be amended, modified or repealed except by the affirmative vote of the holders of not less than sixty six and third-thirds percent (66 2/3%) of the voting power of all outstanding shares of Stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class.

ARTICLE VIII

Limitations on Liability of Directors

Section 1. Limitation of Liability. A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal, amendment or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal, amendment or modification.

ARTICLE IX

Corporate Opportunities and Conflicts of Interest

Section 1. General. In recognition and anticipation (i) that the Corporation will not be a wholly owned subsidiary of CONSOL Energy and that CONSOL Energy will be a significant stockholder of the Corporation and have continued contractual, corporate and business relations with CONSOL Energy and its Affiliated Companies, (ii) that directors, officers, employees and/or agents of CONSOL Energy and Affiliated Companies thereof may serve as directors, officers, employees and/or agents of the Corporation, (iii) that CONSOL Energy and Affiliated Companies thereof may engage and are expected to continue to engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iv) that CONSOL Energy and Affiliated Companies thereof may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies thereof, and (v) that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of CONSOL Energy, and the duties of any directors, officers, employees and/or agents of the Corporation who are also directors, officers, employees and/or agents of CONSOL Energy and Affiliated Companies thereof, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies thereof, on the one hand, and CONSOL Energy and Affiliated Companies thereof, on the other hand, the provisions of this Article IX, shall, to the fullest extent permitted by law, regulate and define the conduct of certain of the business and affairs of the Corporation in relation to CONSOL Energy and the conduct of certain affairs of the Corporation as they may involve CONSOL Energy and Affiliated Companies thereof and their directors, officers, employees and/or agents, and the power, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Any person purchasing or otherwise acquiring any shares of Stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Section 2. Certain Agreements and Transactions Permitted. The Corporation may from time to time enter into and perform, and cause or permit any Affiliated Company of the Corporation to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with CONSOL Energy or any Affiliated Companies thereof pursuant to which the Corporation or an Affiliated Company thereof, on the one hand, and CONSOL Energy or any Affiliated Companies thereof, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers, employees and/or agents (including any who are directors, officers, employees and/or agents of both) to allocate opportunities between or to refer opportunities to each other. Subject to Article IX, Section 4, no such agreement, or the performance thereof by the Corporation or any Affiliated Company thereof, or CONSOL Energy or any Affiliated Companies thereof, shall, to the fullest extent permitted by law, be considered contrary to (i) any fiduciary duty that CONSOL Energy may owe to the Corporation or any Affiliated Company thereof or to any stockholder or other owner of an equity interest in the Corporation or an Affiliated Company thereof by reason of CONSOL Energy being a controlling or significant stockholder of the Corporation or of any Affiliated Company thereof or participating in the control of the Corporation or of any Affiliated Company thereof or (ii) any fiduciary duty of any director, officer, employee, and/or agent of the Corporation or any Affiliated Company thereof who is also a director, officer, employee and/or agent of CONSOL Energy or any Affiliate Company thereof to the Corporation or such Affiliated Company, or to any stockholder thereof. Subject to Article IX, Section 4, to the fullest extent permitted by law, CONSOL Energy, as a stockholder of the Corporation or any Affiliated Company thereof, or as a participant in control of the Corporation or any Affiliated Company thereof, shall not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above and no directors, officers, employees and/or agents of the Corporation who is also a director, officer, employee and/or agent of CONSOL Energy shall have or be under any fiduciary duty to the Corporation or any Affiliated Company thereof, to refrain from acting on behalf of the Corporation or any Affiliated Company thereof or of CONSOL Energy or any Affiliated Company thereof in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

Such directors, officers, employees and agents of the Corporation or any of its Affiliated Companies shall be deemed to have acted in good faith and in a manner such persons reasonably believe to be in and not opposed to the best interests of the Corporation and shall be deemed not to have breached their duties of loyalty to the Corporation or its stockholders, and not to have derived an improper personal benefit therefrom, if any of the following conditions shall have been satisfied:

(i) such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) shall have been entered into before the Corporation ceased to be a wholly owned subsidiary of CONSOL Energy and continued in effect in respect of any such transaction or opportunity after such time; or

(ii) the material facts as to the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) are disclosed or are known to the Board of Directors or the applicable committee thereof which authorizes or ratifies the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof), and such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) is authorized, approved or ratified (a) by the affirmative vote of a majority of the members (even though less than a quorum) who are not Interested Persons in respect of such contract, agreement, arrangement, transaction, amendment, modification or termination; (b) by the affirmative vote of a majority of the members of a committee constituted solely of members who are not Interested Persons in respect of such contract, agreement, arrangement, transaction, amendment, modification or termination or (c) by one or more officers or employees of the Corporation (including officers or employees of the Corporation acting as directors, officers, trustees, partners or members of, or in any similar capacity on behalf of, any Affiliated Company of the Corporation) who, in each case, is not an Interested Person in respect of such contract, agreement, arrangement, transaction, amendment, modification or termination and to whom the authority to approve or ratify such contract, agreement, arrangement, transaction, amendment, modification or termination has been delegated either by the Board of Directors by the same affirmative vote required by subclause (a) of this subparagraph for authorization, approval or ratification of such contract, agreement, arrangement, transaction, amendment, modification or termination by the Board of Directors or by a committee of the Board of Directors constituted as provided by and acting by the same affirmative vote as required by subclause (b) of this subparagraph for authorization, approval or ratification of such contract, agreement, arrangement, transaction, amendment, modification or termination by such committee or, in the case of an employee, to whom such authority has been delegated by an officer to whom authority to approve such contract, agreement, arrangement, transaction, amendment, modification or termination has been so delegated; or

(iii) the material facts as to the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) are disclosed to or are known by the holders of Stock of the Corporation entitled to vote thereon, and the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) is approved or ratified by vote of the holders of a majority of the shares of Stock of the Corporation (not owned by CONSOL Energy or any Interested Persons in respect of such transaction) entitled to vote thereon and who do vote thereon; or

(iv) such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) is fair as to the Corporation as of the time it is entered into by the Corporation or any Affiliated Company thereof or authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders of the Corporation.

CONSOL Energy as a stockholder of the Corporation shall not have or be under any fiduciary duty to refrain from entering into any contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) or to refrain from participating in any transaction that meets the requirements of any of clauses (i), (ii), (iii) or (iv), of the immediately preceding subparagraph and no director, officer, employee or agent of the Corporation or any of its Affiliated Companies who is also a director, officer, employee or agent of CONSOL Energy or any Affiliated Company thereof shall have or be under any fiduciary duty to the Corporation to refrain from acting on behalf of the Corporation or any of its Affiliated Companies in respect of any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) or to refrain from performing any such contract, agreement, arrangement or transaction (or any such amendment, modification or termination thereof) in accordance with its terms. Directors of the Corporation who are also directors or officers of CONSOL Energy may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes, approves or ratifies the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof). Shares of Stock of the Corporation owned by CONSOL Energy may be counted in determining the presence of a quorum at a meeting of stockholders which approves or ratifies any such contract, agreement, arrangement or transaction (or any such amendment, modification or termination thereof). The failure of any contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Corporation or any of its Affiliated Companies, on the one hand, and CONSOL Energy or any of its Affiliated Companies, on the other hand, to satisfy the requirements of this Article IX shall not, by itself, cause such contract, agreement, arrangement or transaction (or any such amendment, modification or termination thereof) to constitute any breach of any fiduciary duty to the Corporation or to any of its Affiliated Companies, or to any stockholder or other owner of an equity interest therein, by CONSOL Energy or by any director, officer, employee or agent of the Corporation.

Section 3. Business Activities. Except as otherwise agreed in writing between the Corporation and CONSOL Energy, CONSOL Energy shall to the fullest extent permitted by law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or any Affiliated Company or (ii) doing business with any client, customer or vendor of the Corporation or any Affiliated Company, and (except as provided in Article IX, Section 4 below) neither CONSOL Energy or any Affiliated Company thereof nor any officer, director, employee or agent thereof shall, to the fullest extent permitted by law, be deemed to have breached its fiduciary duties, if any, to the Corporation or any Affiliated Company solely by reason of CONSOL Energy and any Affiliated Company thereof engaging in any such activity. In the event that CONSOL Energy acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation or any Affiliated Company thereof and CONSOL Energy, CONSOL Energy shall, to the fullest extent permitted by law, have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and the Corporation, to the fullest extent permitted by law, renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if CONSOL Energy acts in a manner consistent with the following policy: if CONSOL Energy acquires knowledge of a potential transaction or matter which is a corporate opportunity, such corporate opportunity shall belong to CONSOL Energy. In the case of any corporate opportunity in which the Corporation has renounced its interest and expectancy in the previous sentence, CONSOL Energy shall, to the fullest extent permitted by law, not be liable to the Corporation or any Affiliated Company thereof or any of their respective stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that CONSOL Energy or any Affiliated Company thereof acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.

Section 4. Corporate Opportunities. (a) In the event that a director, officer, employee or agent of the Corporation who is also a director, officer, employee or agent of CONSOL Energy or any Affiliated Company thereof acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation or any Affiliated Company thereof and CONSOL Energy or any Affiliated Company thereof, such director, officer, employee or agent shall, to the fullest extent permitted by law, have fully satisfied and fulfilled his fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if such director, officer, employee or agent acts in a manner consistent with the following policy:

(i) a corporate opportunity offered to any person who is a director, employee or agent but not an officer of the Corporation and who is also a director, officer, employee or agent of CONSOL Energy or any Affiliated Company thereof shall belong to the Corporation only if such opportunity is expressly offered to such person solely in his or her capacity as a director, employee or agent of the Corporation and otherwise shall belong to CONSOL Energy or any Affiliated Company thereof; and

(ii) a corporate opportunity offered to any person who is an officer of both the Corporation and CONSOL Energy or any Affiliated Company thereof shall belong to the Corporation unless such opportunity is expressly offered to such person solely in his or her capacity as an officer of CONSOL Energy or any Affiliated Company thereof, in which case such opportunity shall belong to CONSOL Energy.

(b) If an officer or director of the Corporation, who also serves as an officer or director of CONSOL Energy, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and CONSOL Energy in any manner not addressed by Article IX, Sections 4(a)(i) or 4(a)(ii), such officer or director shall have no duty to communicate or present such corporate opportunity to the Corporation or any Affiliated Company thereof and shall to the fullest extent permitted by law not be liable to the Corporation or any Affiliated Company thereof or any of their respective shareholders for breach of fiduciary duty as an officer or director of the Corporation by reason of the fact that CONSOL Energy or any Affiliated Company thereof pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should be presented to the Corporation.

The provisions of this Article NINTH shall have no further force or effect as to CONSOL Energy following the Operative Date; provided, however, that such termination shall not terminate the effect of such provisions with respect to (i) any contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Corporation or any of its Affiliated Companies and CONSOL Energy or any of its Affiliated Companies that was entered into before such time or any transaction entered into in the performance of any such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), whether entered into before or after such time, or (ii) any transaction between the Corporation or any of its Affiliated Companies and CONSOL Energy and any of its Affiliated Companies that was entered into before such time or (iii) the allocation of any corporate opportunity between the Corporation or any of its Affiliated Companies and CONSOL Energy or any of its Affiliated Companies that first arose before such time.

ARTICLE X

Section 203 of the General Corporation Law and Rights Plan Matters

Until the Operative Date, the Corporation shall not be governed by Section 203 of the DGCL, as amended, or any successor statute (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation. Effective upon and commencing as of the Operative Date, the Corporation shall be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation. If the threshold is different than a disposition of all shares, consider the following: “provided that Section 203 shall not apply to any “business combination” with any “interested stockholder” (both as defined in Section 203) who was an “interested stockholder” prior to the Operative Date and who remains an “interested stockholder” thereafter at all times through the consummation of such business combination.

In addition to any other affirmative vote or written consent required by applicable law, this article TENTH may not be amended modified or repealed except by the affirmative vote of the holders of not less than sixty six and two-thirds (66 2/3%) of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, considered for purposes hereof as or single class. The Corporation through its Board of Directors or any authorized committee thereof, may in their discretion, adopt any form of stockholder rights plan as the Board of Directors or such committee may determine.

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ARTICLE XI

Amendment of Certificate of Incorporation

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, as from time to time in effect, and to add thereto any other provision authorized by the law of the State of Delaware at the time in force, and, except as may otherwise be explicitly provided by any provision of this Certificate of Incorporation, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or officers of the Corporation or any other person whomsoever by and pursuant to this Certificate of Incorporation in its present form, or as hereafter amended, are granted subject to the right reserved in this Article XI.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 5th day of August, 2005.

CNX GAS CORPORATION

By:	/s/ RONALD E. SMITH
Name:	Ronald E. Smith
Title:	Chief Operating Officer

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